Exhibit 99.1
Hercules Offshore Announces First Quarter 2009 Results
HOUSTON, April 28, 2009 — Hercules Offshore, Inc. (Nasdaq: HERO) today reported a loss from continuing operations of $4.5 million, or $0.05 per diluted share, on revenues of $223.5 million for the first quarter 2009, compared with income from continuing operations of $4.9 million, or $0.05 per diluted share, on revenues of $212.5 million for the first quarter 2008.
John T. Rynd, Chief Executive Officer and President of Hercules Offshore stated, “As expected, we experienced a significant retrenchment in our sequential quarterly revenues during the first quarter due to deteriorating industry fundamentals. While the results were disappointing, they were not unexpected; however, I am proud of how quickly our management team and employees moved to reduce our cost structure in such a meaningful manner as we entered this historic slowdown in our business. Despite having additional international capacity coming on line during the last two quarters, our reported operating expenses declined by over $30 million in the first quarter 2009 relative to the third quarter 2008 when the financial crisis began in earnest. We expect to realize additional reductions in operating expenses in the second quarter 2009.”
Mr. Rynd continued, “Demand for drilling rigs in the U.S. Gulf of Mexico region remains very weak, however, the rate of decline appears to have slowed in recent weeks and activity may be at a near-term bottom. We remain cautious as to the outlook later in 2009 as we progress into the active part of hurricane season, particularly with relatively high levels of natural gas storage and the continuing weakness in the price of natural gas. Yet, we firmly believe that the massive reduction in the U.S. rig count is setting the stage for a very strong recovery in natural gas prices and thus ultimately our customers’ capital spending and drilling activity. Demand and pricing are also weakening in international regions; however, we continue to benefit from our attractive level of backlog. While global liftboat activity has slowed somewhat, demand remains steady relative to what we have experienced in our drilling related segments.”
Offshore
During the first quarter 2009, revenues from Domestic Offshore decreased to $59.2 million from $62.4 million in the comparable period in 2008. This decrease was primarily driven by a reduction in operating days due to weaker demand somewhat offset by higher average dayrates. Average revenue per day per rig increased to $68,497 in the first quarter 2009 from $56,873 in the first quarter 2008, while operating days declined to 864 from 1,098 in the same periods, respectively. Operating expenses increased to $54.4 million in the first quarter 2009 from $47.8 million in the comparable period in 2008 due to a number of factors including the commencement of operations of the Hercules 350 in June 2008, higher repair and maintenance expense related to Hurricanes Gustav and Ike and the impact of a wage increase that was implemented in June 2008. These increases were somewhat offset by our recent cost reduction efforts. Domestic Offshore recorded an operating loss of $11.9 million for the first quarter 2009, versus an operating loss of $1.9 million in the first quarter 2008.
International Offshore revenues increased to $103.5 million in the first quarter 2009 from $65.3 million in the comparable period in 2008 partly as a result of an increase in operating days to 795 from 654 reflecting the commencement of operations of three additional drilling rigs during 2008 and one during 2009 and partly as a result of an increase in our average revenue per day per rig to $130,128 from $99,913 in the same periods, respectively. Our average operating expenses per day increased to $52,115 in the first quarter 2009 from $32,147 in the comparable quarter in 2008 which is partly due to re-billed marine package expense on Hercules 258 and Hercules 260 that commenced long-term contracts during 2008. Operating income increased to $42.9 million in the first quarter 2009 from $34.4 million in the prior year period.

Inland
During the first quarter 2009, our inland segment generated revenues of $12.9 million, a decrease from the prior year period’s revenue of $40.3 million due to a significant reduction in the industry activity. Operating days declined to 298 in the first quarter 2009 from 938 in the year-ago period. Including depreciation and amortization expense of $8.0 million, this segment recorded an operating loss of $16.2 million in the first quarter 2009 compared with an operating loss of $1.9 million in the first quarter of 2008.
Liftboats
Domestic Liftboats generated revenues of $22.6 million in the first quarter 2009 versus $15.9 million in the first quarter 2008. Average revenue per day per liftboat declined to $9,270 in the first quarter 2009 from $9,965 in the first quarter 2008. However, utilization, bolstered by repair work related to Hurricanes Gustav and Ike, increased to 63.0% in the first quarter 2009 versus a utilization rate of 38.2% in the comparable period in 2008, which was hampered by unusually high storm activity. Operating income increased to $3.0 million during the first quarter 2009 from an operating loss of $4.6 million in the first quarter of the previous year.
International Liftboats revenues increased to $18.6 million in the first quarter 2009 from $18.3 million in the first quarter 2008 due largely to a substantial increase in average revenue per day per liftboat to $20,307 from $15,030 in the same periods, respectively, somewhat offset by a significant decline in utilization to 53.7% in the first quarter 2009 from 78.7% in the first quarter 2008. However, mainly as a result of an increase in operating expenses, general and administrative expenses and depreciation and amortization partly related to the commencement of liftboat operations in the Middle East, operating income decreased to $6.9 million during the first quarter 2009 from $8.1 million in the first quarter 2008.
Liquidity and Capitalization
At March 31, 2009, the Company had cash and cash equivalents totaling $158.7 million and unused capacity of $235.9 million under its revolving credit facility. As of March 31, 2009, the Company’s balance sheet reflects total debt of $1.03 billion. Since March 31, 2009, the company repurchased an aggregate principal amount of $20.0 million of the Company’s 3.375% Convertible Senior Notes at approximately 30.5% of the par value of the notes, for approximately $6.1 million in cash. Since September 30, 2008, the Company has retired approximately $125.9 million of notional amount of debt for total cash costs of $68.6 million.
Conference Call Information
Hercules Offshore will conduct a conference call at 10:00 a.m. CDT (11:00 a.m. EDT) on Tuesday, April 28, 2009, to discuss its first quarter 2009 financial results. To participate in the call, dial 800-901-5248 (domestic) or 617-786-4512 (international) and reference access code 68318102 approximately 10 minutes prior to the start of the call. The conference call will also be broadcast live via the Internet at http://www.herculesoffshore.com.
A replay of the conference call will be available by telephone on Tuesday, April 28, 2009, beginning at 12:00 p.m. CDT (1:00 p.m. EDT), through Tuesday, May 5, 2009. The phone number for the conference call replay is 888-286-8010 (domestic) or 617-801-6888 (international) with reference code 21347976. Additionally, the recorded conference call will be accessible through our Web site at http://www.herculesoffshore.com for 28 days after the conference call.
Additional Information
Headquartered in Houston, Hercules Offshore, Inc. operates a fleet of 31 jackup rigs, 17 barge rigs, 65 liftboats, three submersible rigs, one platform rig and a fleet of marine support vessels,

and has operations in ten different countries on four continents. The company offers a range of services to oil and gas producers to meet their needs during drilling, well service, platform inspection, maintenance, and decommissioning operations in shallow waters.
For more information, please visit our Web site at http://www.herculesoffshore.com.
The news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are subject to a number of risks, uncertainties and assumptions, including the factors described in Hercules Offshore’s most recent periodic reports and other documents filed with the Securities and Exchange Commission, which are available free of charge at the SEC’s Web site at http://www.sec.gov or the company’s Web site at http://www.herculesoffshore.com. Hercules Offshore cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements.
Contact Information:
Stephen M. Butz
Vice President Finance and Treasurer
Hercules Offshore, Inc.
713-350-8315

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,	December 31,
	2009	2008
		(As Adjusted)
ASSETS
Current Assets:
Cash and Cash Equivalents	$158,737	$106,455
Accounts Receivable, Net	240,657	293,089
Prepaids	14,578	23,033
Current Deferred Tax Asset	17,598	17,379
Other	20,654	20,069

	452,224	460,025
Property and Equipment, Net	2,075,412	2,088,530
Other Assets, Net	47,239	42,340

	$2,574,875	$2,590,895

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term Debt and Current Portion of Long-term Debt	$9,000	$11,455
Insurance Note Payable	—	11,126
Accounts Payable	80,597	99,823
Accrued Liabilities	82,239	83,424
Taxes Payable	36,503	32,440
Other Current Liabilities	56,093	36,472

	264,432	274,740
Long-term Debt, Net of Current Portion	1,017,079	1,015,764
Other Liabilities	36,295	35,529
Deferred Income Taxes	332,504	339,547

Commitments and Contingencies
Stockholders’ Equity	924,565	925,315

	$2,574,875	$2,590,895

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2009	2008

Revenues	$223,491	$212,494

Costs and Expenses:
Operating Expenses	149,244	131,146
Depreciation and Amortization	48,846	43,620
General and Administrative	16,292	16,364

	214,382	191,130

Operating Income	9,109	21,364

Other Income (Expense):
Interest Expense	(15,789)	(15,956)
Other, Net	(656)	2,025

Income (Loss) Before Income Taxes	(7,336)	7,433
Income Tax Benefit (Provision)	2,825	(2,558)

Income (Loss) from Continuing Operations	(4,511)	4,875
Loss from Discontinued Operation, Net of Taxes	(433)	(389)

Net Income (Loss)	$(4,944)	$4,486

Basic Earnings (Loss) Per Share:
Income (Loss) from Continuing Operations	$(0.05)	$0.05
Loss from Discontinued Operation	(0.01)	—

Net Income (Loss)	$(0.06)	$0.05

Diluted Earnings (Loss) Per Share:
Income (Loss) from Continuing Operations	$(0.05)	$0.05
Loss from Discontinued Operation	(0.01)	—

Net Income (Loss)	$(0.06)	$0.05

Weighted Average Shares Outstanding:
Basic	88,002	88,859
Diluted	88,002	89,572

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2009	2008
Cash Flows from Operating Activities:
Net Income (Loss)	$(4,944)	$4,486
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by Operating Activities:
Depreciation and Amortization	48,846	43,626
Stock-based Compensation Expense	1,965	2,413
Deferred Income Taxes	(7,529)	1,218
Provision for Doubtful Accounts Receivable	507	137
Amortization of Deferred Financing Fees	1,058	760
Amortization of Original Issue Discount	1,315	—
Gain on Insurance Settlement	(8,700)	—
(Gain) Loss on Disposal of Assets	216	(45)
Excess Tax Benefit from Stock-based Arrangements	(2,686)	(324)
Net Change in Operating Assets and Liabilities	47,922	(7,613)

Net Cash Provided by Operating Activities	77,970	44,658

Cash Flows from Investing Activities:
Acquisition of Assets	—	(230,045)
Additions of Property and Equipment	(32,568)	(45,813)
Deferred Drydocking Expenditures	(4,009)	(5,546)
Proceeds from Sale of Marketable Securities	—	39,300
Insurance Proceeds Received	8,709	19,355
Proceeds from Sale of Assets, Net	1,960	2,047

Net Cash Used in Investing Activities	(25,908)	(220,702)

Cash Flows from Financing Activities:
Short-term Debt Repayments, Net	(2,455)	—
Long-term Debt Repayments	—	(2,250)
Excess Tax Benefit from Stock-based Arrangements	2,686	324
Other	(11)	—

Net Cash Provided by (Used in) Financing Activities	220	(1,926)

Net Increase (Decrease) in Cash and Cash Equivalents	52,282	(177,970)
Cash and Cash Equivalents at Beginning of Period	106,455	212,452

Cash and Cash Equivalents at End of Period	$158,737	$34,482

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
SELECTED FINANCIAL AND OPERATING DATA
(Dollars in thousands, except per day amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2009	2008

Domestic Offshore:
Number of rigs (as of end of period) (a)	23	28
Revenues	$59,181	$62,447
Operating expenses	54,413	47,772
Depreciation and amortization expense	15,040	15,335
General and administrative expenses	1,668	1,230

Operating loss	$(11,940)	$(1,890)

International Offshore:
Number of rigs (as of end of period)	12	11
Revenues	$103,452	$65,343
Operating expenses	44,141	22,792
Depreciation and amortization expense	15,184	7,586
General and administrative expenses	1,242	615

Operating income	$42,885	$34,350

Inland:
Number of barges (as of end of period) (a)	17	27
Revenues	$12,913	$40,268
Operating expenses	20,264	31,926
Depreciation and amortization expense	7,993	9,660
General and administrative expenses	900	622

Operating loss	$(16,244)	$(1,940)

Domestic Liftboats:
Number of liftboats (as of end of period)	45	47
Revenues	$22,610	$15,944
Operating expenses	14,134	13,894
Depreciation and amortization expense	5,049	5,952
General and administrative expenses	408	649

Operating income (loss)	$3,019	$(4,551)

(a)	In January 2009, we retired four Domestic Offshore rigs and ten Inland barges.

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
SELECTED FINANCIAL AND OPERATING DATA — (Continued)
(Dollars in thousands, except per day amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2009	2008

International Liftboats:
Number of liftboats (as of end of period)	20	18
Revenues	$18,642	$18,291
Operating expenses	8,107	7,220
Depreciation and amortization expense	2,384	1,984
General and administrative expenses	1,291	939

Operating income	$6,860	$8,148

Delta Towing:
Revenues	$6,693	$10,201
Operating expenses	8,185	7,542
Depreciation and amortization expense	2,284	2,569
General and administrative expenses	481	582

Operating loss	$(4,257)	$(492)

Total Company:
Revenues	$223,491	$212,494
Operating expenses	149,244	131,146
Depreciation and amortization expense	48,846	43,620
General and administrative expenses	16,292	16,364

Operating income	9,109	21,364
Interest expense	(15,789)	(15,956)
Other, net	(656)	2,025

Income (loss) before income taxes	(7,336)	7,433
Income tax benefit (provision)	2,825	(2,558)

Income (loss) from continuing operations	(4,511)	4,875
Loss from discontinued operation, net of taxes	(433)	(389)

Net income (loss)	$(4,944)	$4,486

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
SELECTED FINANCIAL AND OPERATING DATA — (Continued)
(Dollars in thousands, except per day amounts)
(Unaudited)

	Three Months Ended March 31, 2009
				Average	Average
				Revenue per	Operating Expense
	Operating Days	Available Days	Utilization (1)	Day (2)	per Day (3)
Domestic Offshore	864	1,384	62.4%	$68,497	$39,316
International Offshore	795	847	93.9%	130,128	52,115
Inland	298	723	41.2%	43,332	28,028
Domestic Liftboats	2,439	3,870	63.0%	9,270	3,652
International Liftboats	918	1,710	53.7%	20,307	4,741

	Three Months Ended March 31, 2008
				Average	Average
				Revenue per	Operating Expense
	Operating Days	Available Days	Utilization (1)	Day (2)	per Day (3)
Domestic Offshore	1,098	2,002	54.8%	$56,873	$23,862
International Offshore	654	709	92.2%	99,913	32,147
Inland	938	1,547	60.6%	42,930	20,637
Domestic Liftboats	1,600	4,186	38.2%	9,965	3,319
International Liftboats	1,217	1,547	78.7%	15,030	4,667

(1)	Utilization is defined as the total number of days our rigs or liftboats, as applicable, were under contract, known as operating days, in the period as a percentage of the total number of available days in the period. Days during which our rigs and liftboats were undergoing major refurbishments, upgrades or construction, and days during which our rigs and liftboats are cold-stacked, are not counted as available days. Days during which our liftboats are in the shipyard undergoing drydocking or inspection are considered available days for the purposes of calculating utilization.

(2)	Average revenue per rig or liftboat per day is defined as revenue earned by our rigs or liftboats, as applicable, in the period divided by the total number of operating days for our rigs or liftboats, as applicable, in the period. Included in International Offshore revenue is a total of $3.8 million and $2.0 million related to amortization of deferred mobilization revenue and contract specific capital expenditures reimbursed by the customer for the three months ended March 31, 2009 and 2008, respectively. Included in International Liftboats revenue is a total of $0.1 million related to amortization of deferred mobilization revenue for the three months ended March 31, 2009. There was no such revenue in the three months ended March 31, 2008 for International Liftboats.

(3)	Average operating expense per rig or liftboat per day is defined as operating expenses, excluding depreciation and amortization, incurred by our rigs or liftboats, as applicable, in the period divided by the total number of available days in the period. We use available days to calculate average operating expense per rig or liftboat per day rather than operating days, which are used to calculate average revenue per rig or liftboat per day, because we incur operating expenses on our rigs and liftboats even when they are not under contract and earning a dayrate. In addition, the operating expenses we incur on our rigs and liftboats per day when they are not under contract are typically lower than the per-day expenses we incur when they are under contract. Included in International Offshore operating expense is a total of $0.7 million and $0.8 million related to amortization of deferred mobilization expenses for the three months ended March 31, 2009 and 2008, respectively.